FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 22, 2013	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FISCAL 2013 THIRD QUARTER
AND YEAR-TO-DATE RESULTS,
DECLARES DIVIDEND OF $0.15 PER COMMON SHARE,
ANNOUNCES CLOSING OF FACILITY IN LEACHVILLE, AR,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR WEDNESDAY, APRIL 24, AT 3:30PM CDT

Highlights:

•
Preliminary fiscal year 2013 third quarter earnings per common share (diluted) reported at $.71, up from $.64 in the year ago period, as net income available to common shareholders increased to $2.4 million, as compared to $2.1 million in the year ago period.  Earnings per common share (diluted) were down $.01, as compared to the $.72 earned in the second quarter of fiscal 2013, the linked quarter.

•
For the third quarter of fiscal 2013, the Company generated an annualized return on average assets of 1.26% and an annualized return on average common equity of 12.1%, as compared to 1.13% and 11.8%, respectively, for the same period of the prior year.  In the second quarter of fiscal 2013, the linked quarter, the annualized return on average assets was 1.32%, and the annualized return on average common equity was 12.5%.

•
Net interest margin for the third quarter of fiscal 2013 was 3.77%, down from the 3.97% reported for the year ago period, and down from the net interest margin of 4.17% for the second quarter of fiscal 2013, the linked quarter.

•	Noninterest income was up 19.8% for the third quarter of fiscal 2013, compared to the year ago period, and up 2.3% from the second quarter of fiscal 2013, the linked quarter.
•
Noninterest expense was down 8.8% for the third quarter of fiscal 2013, compared to the year ago period (the year ago period included $476,000 in noninterest expense resulting from the prepayment of Federal Home Loan Bank [FHLB] advances), and unchanged from the second quarter of fiscal 2013, the linked quarter.

•
The Company posted loan growth of $33.7 million, or 5.8%, during the first nine months of fiscal 2013; deposits increased $46.1 million, or 7.9%.  Available-for-sale investments were up $5.0 million, or 6.6%, and cash and time deposit balances were up $7.6 million, or 21.9%.

•
Non-performing assets increased in the first nine months of fiscal 2013, but were down from totals reported at December 31, 2012, as the Company worked through the resolution process of several previously classified credits.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the third quarter of fiscal 2013 of $2.4 million, an increase of $290,000, or 13.6%, as compared to $2.1 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The increase was attributable primarily to a decrease in noninterest expense, an increase in noninterest income, and a decrease in provision for income taxes, partially offset by a decrease in net interest income.  Preliminary net income available to common shareholders was $.71 per fully diluted common share for the third quarter of fiscal 2013, an increase of 10.9% as compared to the $.64 per fully diluted common share earned during the same period of the prior fiscal year.  Before the dividend on preferred shares of $50,000, preliminary net income for the third quarter of fiscal 2013 was $2.5 million, an increase of $290,000, or 13.3%, as compared to the same period of the prior fiscal year.

Preliminary net income available to common shareholders for the first nine months of fiscal 2013 was announced at $7.2 million, a decrease of $57,000, or 0.8%, as compared to $7.3 million in net income available to common shareholders earned during the same period of the prior fiscal year.  The decrease was attributable primarily to an increase in noninterest expense, a decrease in net interest income, and an increase in provision for loan losses, partially offset by an increase in noninterest income and a decrease in provision for income taxes. Preliminary net income available to common shareholders was $2.14 per fully diluted common share for the first nine months of fiscal 2013, a decrease of 19.9% as compared to the $2.67 per fully diluted common share earned during the same period of the prior fiscal year.  The decrease was primarily attributable to the increase in average fully-diluted shares outstanding, from 2.7 million in the first nine months of fiscal 2012, to 3.3 million in the first nine months of fiscal 2013.  The increase was the result of the November 2011 public offering of common shares.  Before the effective dividend on preferred shares of $295,000, preliminary net income for the first nine months of fiscal 2013 was $7.5 million, a decrease of $164,000, or 2.1%, as compared to the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on April 16, 2013, declared its 76th consecutive quarterly dividend on common stock since the inception of the Company.  The cash dividend of $.15 per common share will be paid on May 31, 2013, to common stockholders of record at the close of business on May 15, 2013.  The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Branch Facility Closing:

Management also announced that, after much deliberation, the Company is working to close its facility located in Leachville, Arkansas, effective May 10, 2013.  “While we respect and value our customers in the Leachville community, we simply were not able to generate the return that we need to provide our shareholders from our continuing investment there,” stated Greg Steffens, President and CEO.  The Company came to operate the Leachville facility via acquisition in 2009.  Loan and deposit customers will continue to be served by one of three nearby facilities, and may also take advantage of internet and mobile banking services.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Wednesday, April 24, 2013, at 3:30 p.m., CDT (4:30 p.m., EDT).  The call will be available live to interested parties by calling 1-888-317-6016 in the United States (Canada: 1-855-669-9657, international: 1-412-317-6016).  Following the call, telephone playback will be available one hour following the conclusion of the call, until 8:00 a.m., CDT, on May 9, 2013.  The playback may be accessed by dialing 1-877-344-7529 (international: 1-412-317-0088), and using the conference passcode 10028186.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2013, with total assets increasing $54.3 million, or 7.3%, to $793.5 million at March 31, 2013, as compared to $739.2 million at June 30, 2012.  Balance sheet growth was primarily due to growth in loan balances, increases in cash equivalent and time deposit balances, investments in fixed assets, and increases in available-for-sale securities.  Balance sheet growth was funded by increases in deposits and retention of net income.

Available-for-sale investments increased $5.0 million, or 6.6%, to $80.1 million at March 31, 2013, as compared to $75.1 million at June 30, 2012.  Increases in US government agency and municipal obligations were partially offset by decreases in mortgage-backed securities.  Cash equivalents and time deposits were up $7.6 million, or 21.9%, as compared to June 30, 2012, mostly attributable to seasonal loan paydowns.

Loans, net of the allowance for loan losses, increased $33.7 million, or 5.8%, to $617.2 million at March 31, 2013, as compared to $583.5 million at June 30, 2012.  Increases in residential real estate and commercial real estate were partially offset by decreases in commercial operating and equipment loans, and construction loan balances.  Approximately two-thirds of the increase in residential lending was comprised of multifamily loans, while approximately three-quarters of the decrease in commercial operating and equipment loans was attributable to paydowns of agricultural operating lines, most of which is due to seasonal factors which should be expected to begin to reverse during the June 30 quarter.

Non-performing loans were $1.8 million, or 0.29% of gross loans, at  March 31, 2013, as compared to $2.4 million, or 0.41% of gross loans, at June 30, 2012; non-performing assets were $5.5 million, or 0.69% of total assets, at March 31, 2013, as compared to $4.0 million, or 0.54% of total assets, at June 30, 2012. Our allowance for loan losses at March 31, 2013, totaled $8.1 million, representing 1.30% of gross loans and 442% of non-performing loans, as compared to $7.5 million, or 1.27% of gross loans, and 312% of non-performing loans, at June 30, 2012.  The increase in non-performing assets was due primarily to a single relationship which accounted for $2.1 million in foreclosed real estate balances at March 31, 2013; the majority of the foreclosed property value is commercial real estate.  (The loan relationship had migrated from classified to non-accrual status during the quarter ended September 30, 2012, and to foreclosed real estate during the quarter ended December 31, 2012.)  For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at March 31, 2013, is adequate, based on that measurement.

Total liabilities increased $48.3 million to $692.8 million at March 31, 2013, an increase of 7.5% as compared to $644.5 million at June 30, 2012.  This growth was primarily the result of an increase in deposit accounts and securities sold under agreements to repurchase.

Deposits increased $46.1 million, or 7.9%, to $630.9 million at March 31, 2013, as compared to $584.8 million at June 30, 2012.  Increased balances were noted in certificates of deposit, interest-bearing checking, and money market deposit accounts, and were partially offset by decreases in savings and noninterest-bearing checking accounts.  The average loan-to-deposit ratio for the third quarter of fiscal 2013 was 100.4%, as compared to 89.9% for the same period of the prior fiscal year.

FHLB advances were $24.5 million at March 31, 2013, unchanged in comparison to June 30, 2012; however, overnight FHLB advances were utilized during the first nine months of fiscal 2013 (the average amount of overnight borrowings was $7.7 million).  Securities sold under agreements to repurchase totaled $27.4 million at March 31, 2013, as compared to $25.6 million at June 30, 2012, an increase of 6.9%.  At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company’s stockholders’ equity increased $5.9 million, or 6.3%, to $100.7 million at March 31, 2013, from $94.7 million at June 30, 2012.  The increase was due primarily to retention of net income, partially offset by cash dividends paid on common and preferred stock.

Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2013, was $6.9 million, a decrease of $417,000, or 5.7%, as compared to the same period of the prior fiscal year.  For the nine-month period ended March 31, 2013, net interest income was $21.6 million, a decrease of $466,000, or 2.1%, as compared to the same period of the prior fiscal year.  For the three-month period, the decrease, as compared to the prior fiscal year, was attributable to a decrease in net interest margin, from 3.97% to 3.77%, combined with a 0.8% decline in the average balance of interest-earning assets.  For the nine-month period, the decrease, as compared to the prior fiscal year, was attributable to a decline in the net interest margin, from 4.16% to 4.08%, while the average balance of interest-earning assets was roughly unchanged.  In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and substantially all of the liabilities of the former First Southern Bank (the Acquisition).  Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $1.2 million in the third quarter of fiscal 2012 to $222,000 in the third quarter of fiscal 2013.  The change in this component reduced net interest income by $1.0 million and net interest margin by 55 basis points for the current quarter as compared to the year ago period.  Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition declined from $3.4 million in the first nine months of fiscal 2012 to $1.1 million in the first nine months of fiscal 2013.  The change in this component reduced net interest income by $2.3 million and net interest margin by 43 basis points for the current fiscal year to date as compared to the year ago period.  The Company expects the impact of the fair value discount accretion to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay.

The provision for loan losses for the three- and nine-month periods ended March 31, 2013, was $228,000 and $1.3 million, respectively, as compared to $215,000 and $1.1 million, respectively, in the same periods of the prior fiscal year.  As a percentage of average loans outstanding, provision for loan losses in the current three-and nine-month periods represented annualized charges of 0.15% and 0.28%, respectively, as compared to 0.16% and 0.26%, respectively, for the same periods of the prior fiscal year.  Relatively stable provisioning for the three- and nine-month periods ended March 31, 2013, as compared to the same periods of the prior fiscal year, was attributed primarily to a relatively stable and low level of net charge offs and nonperforming and classified credits, partially offset by an increase in loan balances.  Net charge offs for the nine-month period ended March 31, 2013, were 0.15% of average loans, as compared to 0.06% for the same period of the prior fiscal year.

The Company’s noninterest income for the three- and nine-month periods ended March 31, 2013, was $1.1 million and $3.3 million, respectively, increases of $189,000, or 19.8%, and $352,000, or 11.8%, respectively, as compared to the same periods of the prior fiscal year.  The increase was attributed primarily to increased deposit account charges and fees (resulting from transaction account growth and increased NSF activity), increases in the cash value of bank-owned life insurance (resulting from an additional investment in such policies in March 2012), higher bank card network interchange revenues (resulting from additional bank card transaction volume), and increased loan origination and other fees.  The nine-month period comparison was less favorable as a result of inclusion in the prior period’s result of the benefit recognized on settlement of a legal claim obtained in the Acquisition.

Noninterest expense for the three-month period ended March 31, 2013, was $4.4 million, a decrease of $426,000, or 8.8%, as compared to the same period of the prior fiscal year.  For the nine-month period ended March 31, 2013, noninterest expense was $13.0 million, an increase of $486,000, or 3.9%, as compared to the same period of the prior fiscal year.  For the three-month period, the decrease was primarily attributable to the inclusion in the prior period’s results of $476,000 in FHLB prepayment penalties, lower costs to provide electronic banking services, and lower consulting expenses, partially offset by higher compensation and occupancy expenses, and larger losses on sales of foreclosed property.  For the nine-month period, the increase was the result of higher compensation and occupancy expenses, expenses related to foreclosed property, and losses on sales of foreclosed property, partially offset by the inclusion in the prior period’s results of the $476,000 in FHLB prepayment penalties, and lower current period expenses for electronic banking services, consulting services, and advertising.  The efficiency ratio for the three- and nine-month periods ended March 31, 2013, was 55.3% and 52.2%, respectively, as compared to 58.9%  and 50.0%, respectively, for the same periods of the prior fiscal year.  The improvement for the three-month period is due primarily to inclusion in the prior period’s results of the FHLB prepayment penalty.  For the nine-month period, the deterioration resulted from an increase of 3.9% in expenses, combined with a 0.5% decrease in revenues.  The decline in revenues was primarily attributable to the reduction in the accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Acquisition, discussed above.

The income tax provision for the three- and nine-month periods ended March 31, 2013, was $901,000 and $3.1 million, respectively, decreases of $105,000, or 10.5%, and $661,000, or 17.5%, respectively, as compared to the same periods of the prior fiscal year.  The decline for the three-month period was attributed to a decline in the effective tax rate, to 26.8% in the current three-month period, as compared to 31.6% in the prior three-month period, partially offset by an increase in pre-tax income.  The decline for the nine-month period was attributed to a decline in the effective tax rate, to 29.2% in the current nine-month period, as compared to 32.8%

in the prior nine-month period, combined with a decrease in pre-tax income.  The decreases in the effective tax rates were attributed to continued investments in tax-advantaged assets.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	March 31, 2013	June 30, 2012

Cash equivalents and time deposits	$42,298,000	$34,694,000
Available for sale securities	80,093,000	75,127,000
Membership stock	3,023,000	3,019,000
Loans receivable, gross	625,316,000	590,957,000
Allowance for loan losses	8,109,000	7,492,000
Loans receivable, net	617,207,000	583,465,000
Bank-owned life insurance	16,338,000	15,957,000
Intangible assets	1,145,000	1,458,000
Premises and equipment	16,378,000	11,347,000
Other assets	16,970,000	14,122,000
Total assets	$793,452,000	$739,189,000

Interest-bearing deposits	$577,073,000	$530,001,000
Noninterest-bearing deposits	53,824,000	54,813,000
Securities sold under agreements to repurchase	27,400,000	25,642,000
FHLB advances	24,500,000	24,500,000
Other liabilities	2,784,000	2,288,000
Subordinated debt	7,217,000	7,217,000
Total liabilities	692,798,000	644,461,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	80,654,000	74,728,000
Total stockholders' equity	100,654,000	94,728,000

Total liabilities and stockholders' equity	$793,452,000	$739,189,000

Equity to assets ratio	12.69%	12.82%
Common shares outstanding	3,254,000	3,248,000
Book value per common share	$24.79	$23.01
Closing market price	26.25	21.50

Nonperforming asset data as of:	March 31, 2013	June 30, 2012

Nonaccrual loans	$1,820,000	$2,398,000
Accruing loans 90 days or more past due	16,000	-
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	1,836,000	2,398,000
Other real estate owned (OREO)	3,454,000	1,426,000
Personal property repossessed	78,000	9,000
Nonperforming investment securities	125,000	125,000
Total nonperforming assets	$5,493,000	$3,958,000

Total nonperforming assets to total assets	0.69%	0.54%
Total nonperforming loans to gross loans	0.29%	0.41%
Allowance for loan losses to nonperforming loans	441.67%	312.43%
Allowance for loan losses to gross loans	1.30%	1.27%

Performing troubled debt restructurings	$3,450,000	$3,138,000

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended		For the nine-month period ended
Average Balance Sheet Data:	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012

Interest-bearing cash equivalents	$27,179,000	$113,479,000	$15,812,000	$79,520,000
Available for sale securities and membership stock	83,451,000	77,017,000	78,655,000	71,292,000
Loans receivable, gross	619,751,000	545,508,000	613,414,000	557,133,000
Total interest-earning assets	730,381,000	736,004,000	707,881,000	707,945,000
Other assets	50,033,000	31,010,000	48,505,000	29,889,000
Total assets	$780,414,000	$767,014,000	$756,386,000	$737,834,000

Interest-bearing deposits	$564,784,000	$563,138,000	$537,816,000	$548,603,000
Securities sold under agreements to repurchase	30,471,000	29,178,000	27,299,000	27,351,000
FHLB advances	24,500,000	30,995,000	32,182,000	32,665,000
Subordinated debt	7,217,000	7,217,000	7,217,000	7,217,000
Total interest-bearing liabilities	626,972,000	630,528,000	604,514,000	615,836,000
Noninterest-bearing deposits	52,734,000	43,417,000	53,456,000	40,589,000
Other noninterest-bearing liabilities	936,000	1,137,000	552,000	2,516,000
Total liabilities	680,642,000	675,082,000	658,522,000	658,941,000

Preferred stock	20,000,000	20,000,000	20,000,000	19,121,000
Common stockholders' equity	79,772,000	71,932,000	77,864,000	59,772,000
Total stockholders' equity	99,772,000	91,932,000	97,864,000	78,893,000

Total liabilities and stockholders' equity	$780,414,000	$767,014,000	$756,386,000	$737,834,000

	For the three-month period ended		For the nine-month period ended
Summary Income Statement Data:	March 31, 2013	March 31, 2012	March 31, 2013	March 31, 2012

Interest income:
Cash equivalents	$17,000	$73,000	$48,000	$154,000
Available for sale securities and membership stock	463,000	604,000	1,408,000	1,868,000
Loans receivable	8,276,000	9,078,000	25,860,000	27,890,000
Total interest income	8,756,000	9,755,000	27,316,000	29,912,000
Interest expense:
Deposits	1,510,000	2,011,000	4,587,000	6,457,000
Securities sold under agreements to repurchase	58,000	65,000	160,000	184,000
FHLB advances	241,000	310,000	755,000	989,000
Subordinated debt	55,000	60,000	172,000	173,000
Total interest expense	1,864,000	2,446,000	5,674,000	7,803,000
Net interest income	6,892,000	7,309,000	21,642,000	22,109,000
Provision for loan losses	228,000	215,000	1,301,000	1,078,000
Noninterest income	1,144,000	954,000	3,322,000	2,970,000
Noninterest expense	4,441,000	4,866,000	13,019,000	12,533,000
Income taxes	901,000	1,006,000	3,107,000	3,767,000
Net income	2,466,000	2,176,000	7,537,000	7,701,000
Less: effective dividend on preferred shares	50,000	50,000	295,000	402,000
Net income available to common shareholders	$2,416,000	$2,126,000	$7,242,000	$7,299,000

Basic earnings per common share	$0.74	$0.65	$2.23	$2.76
Diluted earnings per common share	0.71	0.64	2.14	2.67
Dividends per common share	0.15	0.12	0.45	0.36
Average common shares outstanding:
Basic	3,254,000	3,247,000	3,250,000	2,646,000
Diluted	3,389,000	3,341,000	3,383,000	2,735,000

Return on average assets	1.26%	1.13%	1.33%	1.39%
Return on average common shareholders' equity	12.1%	11.8%	12.4%	16.3%

Net interest margin	3.77%	3.97%	4.08%	4.16%
Net interest spread	3.61%	3.75%	3.90%	3.94%

Efficiency ratio	55.3%	58.9%	52.2%	50.0%